Exhibit 4.4

Ferrari N.V. 2020-2022 EQUITY INCENTIVE PLAN

FERRARI N.V. 2020-2022 EQUITY INCENTIVE PLAN
1.    Introduction and Purpose. This Ferrari N.V. Equity Incentive Plan was adopted by the Ferrari N.V. (the “Company”) Board of Directors at a meeting held on February 18, 2020. Terms capitalized but not defined shall have the definitions set forth in Section 2.
The purpose of the Plan is to set forth principles and rules, which govern the grant of Stock-based awards to eligible top performers and key leaders of the Company (and its Subsidiaries and Joint Ventures, as applicable), in order to foster a strong performance culture, to reward the best performers, and to align management and shareholders’ interests in achieving the Company’s financial and other objectives. The Company believes that the Plan will also assist in attracting and retaining individuals of outstanding training, experience and ability, and will also ultimately promote the long-term success of the Company.
2.    Definitions. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:
(a)    “Award” means the grant of a right or potential right, as applicable, to a Participant to receive incentive compensation under the Plan. An Award shall be earned and vested only to the extent its terms and conditions are satisfied.
(b)    “Award Agreement” means the written or electronic agreement between the Company and the Participant that sets forth the applicable terms, conditions, and limitations with respect to a particular Award, together with any amendments thereto. Each Award Agreement shall be in such form and shall contain such terms and conditions as determined by the Committee in its sole discretion.
(c)    “Board” means the board of directors of the Company.
(d)    “Change of Control” means an event described in Section 10 hereof.
(e)    “Cause” means, unless otherwise defined in the applicable Award Agreement or an employment agreement between the Participant and the Company (or any Subsidiary or Joint Venture, as applicable): (i) a Participant engaging (or about to engage) in willful misconduct that is injurious to the Company or its Subsidiaries or Joint Ventures, (ii) a Participant embezzling or misappropriating funds or property of the Company or its Subsidiaries or Joint Ventures, or a Participant’s conviction of a felony or the Participant’s entry of a plea of guilty or nolo contendere to a felony, (iii) a Participant’s willful failure or refusal to substantially perform his or her duties or responsibilities that continues after being brought to the attention of the Participant, or (iv) a Participant’s violation of any restrictive covenants entered into between the Participant and the Company (or any Subsidiary or Joint Venture, as applicable) or the Company’s (or any Subsidiary’s or Joint Venture’s) code of conduct or written policies or any crime involving a material element of fraud or dishonesty. Any determination of Cause shall be made by the Committee in its sole discretion. Any such determination shall be conclusive, and final and binding on a Participant.
(f)    “Committee” means the Compensation Committee of the Board.
(g)    “Company” means Ferrari N.V., a public limited company, incorporated in and under the laws of The Netherlands, or any successor thereto.
(h)    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time. Any reference in the Plan to a specific Section of the Exchange Act shall include such Section, any valid regulation and other applicable authorities promulgated thereunder, and any comparable provision of any future legislation amending, supplementing, or superseding such Section of the Exchange Act.
(j)    “Fair Market Value” means, unless otherwise specified by the Committee, the closing selling price, of a share of Stock reported on the New York Stock Exchange, or such other established securities market upon which the Stock may be trading on the applicable date. The Committee may also specify in an Award Agreement that Fair Market Value may be based on another price, including a price that is based on the opening selling price, actual high, low, or average of the actual high and low selling price, or average selling prices (weighted or unweighted based on the volume of trading) of Stock reported on the New York Stock Exchange, or such other established securities market upon which the Stock may be trading on the applicable date, in each case as of the trading day immediately preceding the applicable date, the trading day next succeeding the applicable date, or during a specified period before or after the applicable date, all as determined by the Committee in its sole discretion, or such other price as required by applicable law or regulation.
(k)    “Good Reason” shall have the meaning specified in the applicable Award Agreement or employment agreement between the Participant and the Company (or any Subsidiary or Joint Venture, as applicable) related to an unremedied material diminution in the Participant’s title, position, duties or responsibilities or material reduction in the Participant’s salary and target bonus.
(l)     “Joint Venture” means a joint venture, corporation or partnership, or comparable entity, in which the Company or a Subsidiary has a material equity interest.
(m)     “Participant” means (i) an employee of the Company, its Subsidiaries or Joint Ventures or (ii) an individual providing services to the Company or its Subsidiaries or Joint Ventures, including the Chairman of the Company (but excluding, for the avoidance of doubt, any member of the Board who is not the Chairman of the Company), who, in each case (A) has been selected by the Committee to receive an Award under the Plan and (B) to the extent required by the Committee, has executed an Award Agreement.
(n)    “Performance Criteria” means one or more pre-established objective performance goals established by the Committee in its sole discretion, which may be based on one or more of business criteria, including, but not limited to: trading profit (or operating profit after restructuring); trading cash flow; revenue; revenue growth; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating income; pre- or after-tax income; net operating profit after taxes; economic value added (or an equivalent metric); ratio of operating earnings to capital spending; cash flow (before or after dividends); cash-flow per share (before or after dividends); net earnings; net sales; sales growth; share price performance; return on assets or net assets; return on shareholder equity; return on capital (including return on total capital or return on invested capital); cash flow return on investment; total shareholder return; cumulative return on net assets employed; improvement in or attainment of expense levels; market share; and improvement in or attainment of working capital levels or other business criteria. Performance Criteria may (i) be based on one or more business criteria that apply to the Participant, the Company as a whole, or any Subsidiary, business unit, division, segment of the Company, or any combination thereof, (ii) include or exclude (or be adjusted to include or exclude) extraordinary items, the impact of charges for restructurings, discontinued operations and other unusual and non-recurring items, and the cumulative effects of tax or accounting changes, each determined based on International Financial Reporting Standards (“IFRS”), as in effective from time to time, or, if so determined by the Committee, generally accepted accounting principles in the United States of America, as in effect from time to time (“GAAP”), or on a non-GAAP basis and/or (iii) reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group, index, or other external measure, in each case as determined by the Committee in its sole discretion.
(o)    “Performance Period” means the period during which the Performance Criteria must be attained, as designated by the Committee in its sole discretion.
(p)     “Performance Share Unit” means an Award, designated as a unit, providing a Participant with the right to receive a designated number of shares of Stock or cash in an amount determined as a function of a designated number of shares of Stock at a date on or after, and subject to, the attainment of Performance Criteria within the Performance Period and the satisfaction of such other terms and conditions, as specified by the Committee in the Award Agreement in accordance with Section 8 hereof.
(q)    “Person” means any individual, company, partnership or other entity or group, either within the meaning of Section 3(a)(9) of the Exchange Act and as used in Section 13(d)(3) or 14(d)(2) of the Exchange Act, or otherwise.
(r)    “Plan” means this Ferrari N.V. Equity Incentive Plan, as it may be amended from time to time, including any and all component plans and programs established hereunder pursuant to which Awards are granted.
(s)    “Restricted Stock” means an Award providing a Participant with a designated number of shares of Stock subject to the satisfaction of vesting conditions and such other terms and conditions, as specified by the Committee in the Award Agreement in accordance with Section 7 hereof.
(t)    “Restricted Stock Unit” means an Award, designated as a unit, providing a Participant with the right to receive a designated number of shares of Stock or cash in an amount determined as a function of a designated number of shares of Stock at a date on or after, and subject to, the satisfaction of vesting conditions and such other terms and conditions, as specified by the Committee in the Award Agreement in accordance with Section 7 hereof.
(u)     “Stock” means a common share of the Company, nominal value EUR 0.01.
(v)     “Subsidiary” or “Subsidiaries” means any corporation or entity of which the Company (i) owns directly or indirectly, more than 50% of the total voting power or in which it has more than 50% economic interest, or (ii) can appoint or dismiss more than 50% of the managing directors or supervisory directors, also if all persons entitled to vote were to cast their votes, and (iii) which is authorized by the Committee to participate in the Plan.
3.    Administration. The Plan will be administered by the Committee consisting of two or more directors of the Company as the Board may designate from time to time, each of whom shall satisfy any requirements under applicable law.
The Committee shall have the discretionary authority to select those individuals who are eligible to participate in the Plan, to determine the number, type, and amount of Awards to be granted to Participants, to construe and interpret the Plan and any Awards granted thereunder, to establish and amend rules for Plan administration, to change the terms and conditions of Awards at or after grant (subject to the provisions of Section 16 hereof), to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award granted under the Plan, and to make all other determinations which it deems necessary or advisable for the administration of the Plan. Without limiting the foregoing and subject to applicable law, the Committee will have the discretionary authority to amend any outstanding Award Agreement in any respect, including, without limitation, to (1) accelerate the time or times at which the Award becomes vested, unrestricted or may be exercised or at which Stock under the Award is delivered (and, in connection with such acceleration, may provide that any Stock acquired or delivered pursuant to such Award will be Restricted Stock, which is subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Participant’s underlying Award), (2) waive or amend any goals, restrictions, vesting provisions or conditions set forth in such Award Agreement, or impose new goals, restrictions, vesting provisions and conditions, (3) determine at any time whether, to what extent and under what circumstances and method or methods Awards may be exercised, cancelled, forfeited or suspected, settled in cash, Stock, other securities, other Awards or other property (in which event, the Committee may specify what other effects such settlement will have on the Participants Award, including the effect on any repayment provisions under the Plan or Award Agreement) and (4) determine whether, to what extent and under what circumstances Awards may be settled by the Company, any of its Subsidiaries or affiliates or any of their designees.
Any Awards granted to the Chairman of the Company will require the prior approval of the general meeting of shareholders of the Company with respect to the number of Awards available for the Chairman of the Company under the Plan and the criteria that shall apply to the awards and any changes thereto.
The Committee or the Board may authorize one or more officers of the Company to select individuals to participate in the Plan and to determine the number, type, and amount of Awards to be granted to such Participants. Any reference in the Plan to the Committee shall include such authorized officer or officers.
The determinations of the Committee shall be made in accordance with their judgment as to the best interests of the Company and its shareholders and in accordance with the purposes of the Plan. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, if in a writing signed by all the Committee members, and shall be conclusive, and final and binding on all interested Persons to the maximum extent permitted under applicable law. The Committee’s determinations under the Plan and Award Agreements (including, without limitation, whether a Participant has experienced a termination of employment) need not be uniform and may be made selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated).
4.    Participants. Designation of a Participant in any year shall not require the Committee to designate that individual to receive an Award in any other year or to receive the same type or amount of Award as granted to the Participant in any other year or as granted to any other Participant in any year. The Committee shall consider all factors that it deems relevant in selecting Participants and in determining the type and amount of their respective Awards.
5.    Stock Available under the Plan. The maximum aggregate number of shares of Stock available for grant of Awards under the Plan and the maximum aggregate number of shares of Stock available for grant of Awards made to the Chairman of the Company, in each case for any given period of time under the Plan, will be as determined by the Board at or prior to the first grant of Awards under the Plan for such period (subject to modification pursuant to a resolution of the general meeting of shareholders of the Company). The following shares of Stock related to Awards under the Plan may again be available for issuance under the Plan: (a) any shares of Stock covered by an Award which are settled in cash and (b) any shares of Stock related to Awards that expire, lapse, are forfeited or cancelled or terminate for any other reason without issuance of shares of Stock. Any shares of Stock retained by the Company to comply with applicable income tax or social tax withholding requirements, shall be deemed delivered for purposes of the Plan and will not be deemed to be Stock available for Awards under the Plan.
All Stock issued under the Plan may be either authorized and unissued Stock or previously issued Stock that has been reacquired by the Company or that is otherwise held by the Company (including treasury shares). To the extent required by applicable law, stock exchange or other regulatory requirements, unissued Stock may only be issued if authorized pursuant to the articles of association of the Company, a resolution of the general meeting of shareholders of the Company (or, if authorized to do so by the articles of association of the Company or a general meeting of shareholders, by the Board) authorizing such issuance and excluding pre-emptive rights for existing shareholders if applicable.
The Stock reserved for issuance and the other limitations set forth above shall be subject to adjustment in accordance with Section 11(a) hereof.
6.    Types of Awards, Payments, and Limitations. Awards shall consist of Restricted Stock Units, Performance Share Units, and other Stock-based Awards, all as described below. Payment of Awards may be in the form of cash, Stock, other securities, other Awards, other property or combinations thereof as the Committee shall determine, and with the expectation that any Award of Stock shall be styled to preserve such restrictions as it may impose. The Committee need not require the execution of any such agreement by a Participant. Acceptance of the Award by the applicable Participant shall constitute agreement by the Participant to the terms and conditions of the Award.
When you become the holder of record of the Stock underlying your award, you will be entitled to any distribution made on the Company’s Stock. In principle awards shall not provide for any distribution rights until you become the holder of record of the Stock underlying your award. The Committee has, however, the power to determine otherwise and attach equivalent distribution rights which may be either made currently or credited to an account and may be settled in cash or Stock, as determined by the Committee, and are subject to the same terms and conditions, including, without limitation, the attainment of performance criteria, as the underlying award.

Awards shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations of such Award. Such terms may include, but are not limited to, the term of the Award, the provisions applicable in the event the Participant’s employment terminates, and the Company’s authority (subject to the provisions of Section 16 hereof) to unilaterally or bilaterally amend, modify, suspend, cancel or rescind any Award, including, without limitation, the ability to amend such Awards to comply with changes in applicable law. An Award may also be subject to other provisions (whether or not applicable to similar Awards granted to other Participants, whether or not similarly-situated) as the Committee determines appropriate, including provisions intended to comply with applicable tax, securities laws, stock exchange and other regulatory requirements, understandings or conditions as to the Participant’s employment, requirements or inducements for continued ownership of Stock after exercise or vesting of Awards, or forfeiture of Awards in the event of termination of employment shortly after exercise or vesting, or breach of noncompetition or confidentiality agreements following termination of employment.
The Committee may make retroactive adjustments to and the Participant shall reimburse to the Company any cash or equity based incentive compensation paid to the Participant where such compensation was predicated upon achieving certain financial results that were substantially the subject of an accounting restatement, and as a result of such accounting restatement it is determined that the Participant otherwise would not have been paid such compensation, regardless of whether or not the accounting restatement resulted from the Participant’s fraud or misconduct. In each such instance, the Company will, to the extent practicable, seek to recover (a) the amount by which the Participant’s cash or equity based incentive compensation for the relevant period exceeded the lower payment, if any, that would have been made based on the restated financial results, or (b) if in the Committee’s view the Participant engaged in fraud or misconduct that caused or partially caused the need for the accounting restatement, the total amount of the Participant’s cash or equity based incentive compensation for the relevant period, plus a reasonable rate of interest. In addition to (and not in derogation of) the foregoing: (x) in accordance with Section 2:135 sub 6 and 8 of the Dutch Civil Code, the Company shall have the right to make retroactive adjustments to any cash or equity based incentive compensation paid or payable under the Plan, (y) to the extent required under Section 304 of the Sarbanes-Oxley Act of 2002, as amended, if the Company is required to prepare an accounting restatement due to its material noncompliance, as a result of misconduct, with any financial reporting requirement under applicable securities laws, the Company’s chief financial officer shall reimburse the Company for (i) any bonus or other incentive-based or equity-based compensation received by that individual from the Company during the 12-month period following the first public issuance or filing with the U.S. Securities and Exchange Commission (whichever first occurs) of the financial document embodying such financial reporting requirement, and (ii) any profits realized from the sale of securities of the Company during that 12-month period, and (z) to the extent required under Section 10D of the Exchange Act, in the event that the Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under applicable securities laws, the Company will recover from any current or former executive officer of the Company who received incentive based compensation (including stock options awarded as compensation) during the 3-year period preceding the date on which the Company is required to prepare an accounting restatement, the excess of the amount of such incentive based compensation received based on the erroneous data over what would have been paid to the executive officer under the accounting restatement.
The Committee, in its sole discretion, either at the time of grant or by subsequent amendment, and subject to the provisions of Sections 16 hereof, may require or permit a Participant to elect to defer amounts or Stock that otherwise would be paid or delivered to the Participant as a result of the settlement of an Award under such rules and procedures as the Committee may establish under the Plan, and to have any such deferred amounts or Stock credited to one or more accounts established for the Participant by the Committee on the Company’s books of account.
7.    Restricted Stock and Restricted Stock Units. Restricted Stock and Restricted Stock Units may be awarded to Participants under such terms and conditions as shall be established by the Committee. Restricted Stock and Restricted Stock Units shall be subject to vesting conditions and such other terms and conditions as the Committee determines, including, without limitation, any of the following:
(a)    a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period; and

(b)    a requirement that the holder forfeit the Restricted Stock or Restricted Stock Units in the event of termination of employment during the period of restriction.
All restrictions shall expire and the Award shall vest at such times as the Committee shall specify.
8.    Performance Share Units. Performance Share Units may be awarded to Participants under such terms and conditions as shall be established by the Committee. Performance Share Units shall be subject to the attainment of Performance Criteria during the applicable Performance Period and the satisfaction of such vesting conditions and other terms and conditions established by the Committee.
Notwithstanding the satisfaction of any Performance Criteria, the Performance Criteria for the applicable Performance Period and the number of shares of Stock issued or the amount of cash paid in respect of a Performance Share Units Award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine.
9.    Other Stock-Based Awards. In addition to the incentives described in Sections 6 through 8 hereof, the Committee may grant other Stock-based incentives payable in cash, Stock, or any combination thereof, under the Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate, as specified by the Committee in the applicable Award Agreement.
10.    Change of Control.
(a)    Unless otherwise provided in the Award Agreement, or otherwise determined by the Committee, unless Awards are not assumed, converted or replaced in connection with a transaction that constitutes a Change of Control (in which case such Awards shall vest immediately prior to the Change of Control and all Performance Criteria, to the extent applicable, shall be deemed achieved at target levels and all other terms and conditions met on Performance Share Units), notwithstanding any other provision of the Plan to the contrary, in the event that the employment of the Participant is involuntarily terminated by the Company, or the applicable Subsidiary or Joint Venture, (or the applicable successor to such entity) other than for Cause within a twenty-four (24) month period following the effective date of a Change of Control (a “Termination Event”):
(i)    subject to Section 10(a)(vi), all restrictions shall lapse and all other terms and conditions shall be deemed met on Restricted Stock and such Awards shall be become fully vested and transferable;
(ii)    subject to Section 10(a)(vi), all Restricted Stock Units and Performance Share Units shall be considered to be earned and vested and payable in full, and such Awards shall be settled in cash or shares, or in any combination thereof, as determined by the Committee in its discretion, as promptly as practicable (but in no event later than 60 days following the Termination Event);
(iii)    all other Awards shall be paid out in cash or shares, or in any combination thereof, as determined by the Committee in its discretion, as promptly as practicable (but in no event later than 60 days following the Termination Event);
(iv)    subject to the terms of the Plan, the Committee may also make additional adjustments and/or settlements of outstanding Awards as it deems appropriate and consistent with the Plan’s purposes and applicable law; and
(v)    all Performance Criteria shall be deemed achieved at target levels and all other terms and conditions met on Performance Share Units.
(b)    If and to the extent provided in an Award Agreement or an employment agreement between the Participant and the Company (or any Subsidiary or Joint Venture, as applicable) or otherwise determined by the Committee, unless Awards are not assumed, converted or replaced in connection with a transaction that constitutes a Change of Control (in which case such Awards shall vest immediately prior to the

Change of Control and all Performance Criteria, to the extent applicable, shall be deemed achieved at target levels and all other terms and conditions met on Performance Shares and Performance Share Units), the voluntary termination of employment with the Company, or the applicable Subsidiary or Joint Venture, (or the applicable successor to such entity) by the Participant for Good Reason within a twenty-four (24) month period following the effective date of a Change of Control may be deemed a Termination Event as a result of which the consequences set forth in clauses (i) through (vi) of Section 10(a) would apply.
(c)    In the event of a Change of Control, the Committee may in its discretion and upon at least ten (10) days’ advance notice to the affected Participants, cancel any outstanding Awards and pay to the holders thereof, in cash or shares, or any combination thereof, the value of such Awards based upon the price per share received or to be received by other shareholders of the Company in the event.
(d)    To the extent the effect of a Change of Control on any Award granted under the Plan is not otherwise addressed in this Section 10 or the applicable Award Agreement, the Committee may, in its sole discretion, as to any such Award, take any one or more of the following actions: (i) provide for the acceleration of any time periods relating to the vesting, exercise or realization of any such Award so that such Award may be exercised or realized in full on or before a date fixed by the Committee; (ii) provide for the purchase of any such Award; (iii) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change of Control; (iv) cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the successor company (or a subsidiary or affiliate of such successor company, as applicable) after such Change of Control; or (v) take any other action with respect to such Award as the Committee may determine is appropriate, in its sole discretion.
For purposes of the Plan, the term “Change of Control” shall mean:
(I)    the acquisition by any Person of ownership (i.e., beneficial ownership as defined in Rule 13d-3 promulgated under the Exchange Act, or otherwise), directly or indirectly, of more than 50% of the combined voting power of the then outstanding capital stock of the Company that by its terms may be voted on all matters submitted to shareholders of the Company generally (“Voting Stock”); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities unless such outstanding convertible or exchangeable securities were acquired directly from the Company); (ii) any acquisition by the Company; (iii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company; or (iv) any acquisition by any entity pursuant to a reorganization, merger or consolidation involving the Company, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (i) and (ii) of subsection (II) below shall be satisfied; and provided further that, for purposes of clause (ii) above, if (A) any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company) shall become the owner of more than 50% of the Voting Stock by reason of an acquisition of Voting Stock by the Company, and (B) such Person shall, after such acquisition by the Company, become the owner of any additional shares of the Voting Stock and such ownership is publicly announced, then such additional ownership shall constitute a Change of Control; or
(II)    the consummation of a reorganization, merger or consolidation of the Company, or the sale, lease, exchange or other transfer of all or at least 50% of the total gross fair market value of all of the assets of the Company (with the total gross fair market value of the total assets of the Company and the assets of the Company being sold, leased, exchanged, or transferred each determined without regard to any liabilities associated with such assets), excluding, however, any such reorganization, merger, consolidation, sale, lease, exchange or other transfer with respect to which, immediately after consummation of such transaction: (i) all or substantially all of the owners of the Voting Stock of the Company outstanding immediately prior to such transaction continue to own, directly or indirectly (either by remaining outstanding or by being converted into voting securities of the entity resulting from such transaction), more than 50% of the combined voting power of the voting securities of the entity resulting from such transaction (including, without limitation, the Company or an entity which as a result of such transaction owns the Company or all or at least 50% of the total gross fair market value of all of the assets of the Company (as described in herein), directly or indirectly) (the “Resulting Entity”) outstanding immediately after such transaction, in substantially the same proportions relative to each other as their ownership immediately prior to such transaction; and (ii) no Person (other than any Person that owned, immediately prior to such reorganization, merger, consolidation, sale or other disposition, directly or indirectly, Voting Stock representing more than 50% of the combined voting power of the Company’s then outstanding Voting Stock) owns, directly or indirectly, more than 50% of the combined voting power of the then outstanding capital stock of the Resulting Entity; or
(III)    upon the approval of a plan of complete liquidation or dissolution of the Company.
11.    Adjustment Provisions.
(a)    In the event of any change affecting the number, class, market price or terms of the Stock by reason of share dividend, share split, recapitalization, reorganization, merger, consolidation, spin-off, disaffiliation of a Subsidiary, combination of Stock, exchange of Stock, Stock rights offering, or other similar event, or any distribution to the holders of Stock other than a regular cash dividend, the Committee shall equitably substitute or adjust the number or class of Stock which may be issued under the Plan in the aggregate or to any one Participant in any calendar year and the number, class, price or terms of shares of Stock subject to outstanding Awards.
(b)    In the event of any merger, consolidation or reorganization of the Company with or into another corporation which results in the outstanding Stock of the Company being converted into or exchanged for different securities, cash or other property, or any combination thereof, there shall be substituted, on an equitable basis, for each share of Stock then subject to an Award, the number and kind of shares of stock, other securities, cash or other property to which holders of Stock will be entitled pursuant to the transaction.
12.    Substitution and Assumption of Awards. The Board or the Committee may authorize the issuance of Awards in connection with the assumption of, or substitution for, outstanding equity awards previously granted to individuals who become employees of the Company or any Subsidiary or Joint Venture as a result of any merger, consolidation, acquisition of property or stock, or reorganization, upon such terms and conditions as the Committee may deem appropriate.
13.    Nontransferability. Awards shall not be transferable other than by will or the laws of descent and distribution. In the event of the death of a Participant, exercise of any Award or payment with respect to any Award shall be made only to the executor or administrator of the estate of the deceased Participant or to the Person or Persons to whom the deceased Participant’s rights under the Award shall pass by will or the laws of descent and distribution.
14.    Taxes. The Company, Subsidiary and/or Joint Venture shall be entitled to deduct and withhold from the wages, salary, bonus and other income paid by the Company, or Joint Venture Subsidiary to the Participant or require a Participant to remit the amount of any federal, state and cantonal, local and social or payroll tax, including social security contributions, attributable to any amounts payable or Stock deliverable under the Plan. The Company may defer making payment or delivery as to any Award, if any such tax is payable, until indemnified to its satisfaction, and the Company shall have no liability to any Participant for exercising the foregoing right. The Committee may, in its sole discretion and subject to such rules as it may adopt, permit or require a Participant to pay all of or a portion of the federal, state and cantonal, local and social or payroll tax arising in connection with the grant, vesting, settlement, or exercise of any Award, by (i) having the Company withhold shares of Stock, (ii) tendering shares of Stock received in connection with such Award back to the Company or (iii) delivering other previously acquired shares of Stock having a Fair Market Value equal to the amount required to be withheld.
15.    Duration of the Plan. No Award shall be made under the Plan more than ten years after the date of its adoption by the Board; provided, however, that the terms and conditions applicable to any Award granted on or before such date may thereafter be amended or modified by mutual agreement between the Company and the Participant, or such other Person as may then have an interest therein.
16.    Amendment and Termination. The Board or the Committee may amend the Plan from time to time or terminate the Plan at any time. However, unless expressly provided in an Award Agreement or the Plan, no such action shall reduce the amount of any existing Award or change the terms and conditions thereof without the Participant’s consent; provided, however, that the Committee may, in its discretion may require an Award be deferred pursuant to Section 6 hereof, without a Participant’s consent; and further provided that the Committee may amend or terminate an Award to comply with changes in applicable law without a Participant’s consent.
The Company shall obtain shareholder approval of any Plan amendment to the extent necessary to comply with applicable laws, regulations, or stock exchange rules.
17.    Other Provisions.
(a)    The Committee may grant Awards to employees or other service providers of the Company, its Subsidiaries and Joint Ventures who reside or performs services outside the Netherlands. Notwithstanding anything in the Plan to the contrary, the Committee may, in its sole discretion: (a) amend or vary the terms of the Awards in order to conform such terms with the requirements of each jurisdiction where a Subsidiary or Joint Venture is located; (b) amend or vary the terms of the Plan in each jurisdiction where a Subsidiary is located as it considers necessary or desirable to take into account or to mitigate or reduce the burden of taxation and social security contributions for Participants and/or the Subsidiary or Joint Venture; or (c) amend or vary the terms of the Plan in a jurisdiction where the Subsidiary or Joint Venture is located as it considers necessary or desirable to meet the goals and objectives of the Plan. The Committee may where it deems appropriate in its sole discretion, establish one or more sub-plans for these purposes, and establish administrative rules and procedures to facilitate the operation of the Plan in such jurisdictions.
(b)    Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s employment or service with the Company or any of its Subsidiaries or Joint Ventures; nor interfere in any way with the Participant’s right or the Company’s or a Subsidiary’s right to terminate such relationship at any time, with or without cause, to the extent permitted by applicable laws and any enforceable agreement between the Participant and the Company or a Subsidiary, as applicable.
(c)    No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee, in its discretion, shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares of Stock, or whether such fractional shares or any rights thereto shall be cancelled, terminated, or otherwise eliminated.
(d)    In the event any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.
(e)    Notwithstanding any provision to the contrary, the Company shall have no liability to deliver any Award or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the United States Securities Act of 1933, as amended, and the Exchange Act, the Italy Consolidated Financial Act (Testo Unico delle Disposizioni in materia di intermediazione finanziaria), and the Netherlands Financial Supervision Act (Wet op het financieel toezicht) and rules promulgated thereunder) and the shares of Stock in respect of such Award are authorized for listing on the New York Stock Exchange or Mercato Telematico Azionario (organized and managed by Borsa Italiana S.p.A.), provided that the Company is under no obligation to register or qualify the Stock to effect such compliance.
(f)    Except as otherwise provided in any Award Agreement or as expressly set forth herein, a Participant shall have no rights as a shareholder of the Company until he or she becomes the holder of record of the shares of Stock.
(g)    Payments and other benefits received by a Participant under an Award shall not be deemed a part of a Participant’s compensation for purposes of determining the Participant’s benefits under any other employee benefit plans or arrangements provided by the Company or a Subsidiary, unless the Committee expressly provides otherwise in writing or unless expressly provided under such other plan or arrangement.
18.    Governing Law. Subject to Section 17(a) hereof, the Plan and any actions taken in connection herewith shall be governed by and construed in accordance with the laws of the Netherlands. BY ACCEPTING ANY AWARD UNDER THE PLAN, THE PARTICIPANT EXPRESSLY AND IRREVOCABLY AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF THE NETHERLANDS IN RESPECT OF ANY MATTER RELATING THE PLAN THAT IS NOT OTHERWISE ARBITRATED OR RESOLVED IN ACCORDANCE WITH SECTION 19 HEREOF, INCLUDING, WITHOUT LIMITATION , ANY ACTION OR PROCEEDING TO COMPEL ARBITRATION OR TO ENFORCE AN ARBITRATION AWARD.
19.    Arbitration. Any and every dispute or difference arising under, or in relation to the Plan, including any dispute or difference as to the validity, meaning or effect hereof, shall be finally settled by arbitration in Amsterdam, the Netherlands, under the Arbitration Rules of the Netherlands Arbitration Institute. The arbitration award shall be final and binding and shall deal with the question of the costs of arbitration and all matters relating thereto. The arbitrator is not empowered to award damages in excess of reasonable actual damages. The dispute shall be resolved by a single arbitrator appointed according to the list procedure. The language of the arbitration shall be English and the arbitrator shall decide according to the rules of law. The arbitral award shall not be disclosed other than to the parties to the arbitration proceedings not even on an anonymous basis.
20.    Unfunded Plan. Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish a fiduciary relationship between the Company and any Participant or other Person. To the extent any Person holds any rights by virtue of an Award under the Plan, such right (unless otherwise determined by the Committee) shall be not greater than the right of an unsecured general creditor of the Company.
21.    Successors and Assigns. The Plan shall be binding on the Company and all Participants and their respective heirs, executors, agents, trustees, administrators, successors and assigns.
22.    Gender, Singular, Plural, Captions. Where the context of the Plan permits, words in the masculine gender shall include the feminine gender, the plural form of a word shall include the singular form, and the singular form of a word shall include the plural form. In addition, the captions of the Sections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
23.    Effective Date and Applicability. This Plan shall be effective as of February 18, 2020, as adopted by the Board by resolution, and the provisions contained herein shall apply with respect to any and all Awards granted on or after such date.